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SEAGATE APPOINTS DAVE MOSLEY TO POSITION OF BOARD CHAIR
Chief Executive Officer Dave Mosley elected to become Chairman of the Board
Michael R. Cannon to become Lead Independent Director
FREMONT, CA – July 28, 2025 - Seagate Technology Holdings plc (NASDAQ: STX) (the “Company” or “Seagate”), a leading innovator of mass-capacity data storage, announced today that Chief Executive Officer Dave Mosley has been unanimously elected by the Board of Directors to the additional role of Board Chair, effective following the conclusion of Seagate’s 2025 Annual General Meeting of Shareholders, which is expected to be held in October 2025. He will succeed Michael R. Cannon, who will remain a director and assume the additional role of Lead Independent Director.
“Since becoming CEO in 2017, Dave has been instrumental in driving strong operational performance, advancing Seagate’s innovative technology roadmap, and positioning the company to capture the significant data-driven growth opportunities ahead,” said Mike Cannon. “His election as Board Chair reflects the Board’s confidence in his strategic vision and our trust in his leadership to guide Seagate through its next phase of profitable growth. I look forward to our continued collaboration to ensure Seagate’s sustained success.”
“It has been a privilege to serve as Seagate’s CEO, and I am excited to take on the expanded role of Board Chair. In this opportunity-rich era shaped by the explosive growth in data generation and data value, I remain committed to collaborating with our board and leadership team to continue driving storage technology innovation that creates long-term value for all of our stakeholders,” said Dave Mosley. “I would like to express my gratitude to Mike for his invaluable counsel and leadership, which have helped shape the company's strategic direction, and I look forward to his ongoing contributions to the board in his role as Lead Independent Director.”
Dr. Mosley has held numerous leadership positions during his nearly 30 year tenure with Seagate spanning research and development, operations, sales and marketing. He has been Chief Executive Officer of Seagate since October 2017 and has served as a director since July 2017.
Mr. Cannon has served as a director since February 2011 and has served as Seagate’s Board Chair since July 2020.
About Seagate
Seagate Technology is a leading innovator of mass-capacity data storage. We create breakthrough technology so you can confidently store your data and easily unlock its value. Founded over 45 years ago, Seagate has shipped over four billion terabytes of data capacity and offers a full portfolio of storage devices, systems, and services from edge to cloud. To learn more about how Seagate leads storage innovation, visit www.seagate.com and our blog, or follow us on X, Facebook, LinkedIn, and YouTube.

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